Exhibit 99.1
Holly Energy Partners, L.P. Reports Third Quarter Earnings
October 31, 2005
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported third quarter net income of $7.3 million ($0.44 per basic and diluted limited partner unit). For the nine months ended September 30, 2005, net income was $19.7 million ($1.27 per basic and diluted limited partner unit).
The Partnership commenced operations July 13, 2004, upon successful completion of its initial public offering and the concurrent contribution of certain assets from its predecessor entity. Results of operations for the three and nine months ended September 30, 2005 include the operations from the assets acquired from Alon USA, Inc. subsequent to the acquisition date of February 28, 2005, including four refined products pipelines aggregating approximately 500 miles, an associated tank farm and two refined products terminals with aggregate storage capacity of approximately 347,000 barrels. Additionally, included in the results of operations for the three and nine months ended September 30, 2005 are the two 65-mile parallel intermediate feedstock pipelines acquired from Holly Corporation (NYSE-HOC), our general partner, on July 8, 2005, which connect Holly’s Lovington, NM and Artesia, NM refining facilities. Results of operations for the three and nine months ended September 30, 2004 reflect the results of operations of Navajo Pipeline Co., L.P., the predecessor to Holly Energy Partners, L.P. until July 12, 2004, at which time Holly Energy Partners, L.P. commenced operations. Historically, Holly Corporation did not allocate general and administrative costs to the predecessor entity. In addition, the results of operations of the predecessor entity include results of operations from certain crude oil and intermediate product pipelines that were not contributed to Holly Energy Partners, L.P. at inception (as discussed above, the intermediate product pipelines were acquired by the Partnership on July 8, 2005). As a result of these items, operating results are not comparable on a period-to-period basis.
Revenues of $21.5 million for the three months ended September 30, 2005 were $7.0 million greater than the $14.5 million in the comparable period of 2004, principally due to $5.0 million of revenues from the pipeline and terminal assets acquired from Alon following the February 28, 2005 acquisition and $2.2 million of revenues from the intermediate pipeline assets acquired from Holly on July 8, 2005. Also, we experienced additional revenues from our existing pipelines and terminals of $1.0 million and a reduction in revenues from the Rio Grande Pipeline of $0.8 million. For the three months ended September 30, 2004, assets not originally contributed to the Partnership generated revenues of $0.4 million. Shipments on the Partnership’s refined product pipelines averaged 133.1 thousand barrels per day (“mbpd”) for the three months ended September 30, 2005 as compared to 87.3 mbpd for the three months ended September 30, 2004, principally due to the incremental volumes from the pipelines acquired from Alon, and additional volumes from our existing pipelines. Shipments on the Partnership’s intermediate product pipelines averaged 53.7 mbpd for the three months ended September 30, 2005. As previously disclosed, during the first quarter of 2005 BP Plc (“BP”) became no longer required to pay the border crossing fee pursuant to its contract with the Rio Grande Pipeline. For the three months ended September 30, 2004, the border crossing fee was $0.9 million. Refined products terminalled in our facilities for the comparable quarters rose to 166.2 mbpd in the 2005 third quarter from 139.2 mbpd in the 2004 third quarter, due to the incremental volumes from the terminals acquired from Alon and volume gains at our existing terminals. Net income was $7.3 million for the three months ended September 30, 2005, an increase of $1.3 million from $6.0 million for the three months ended September 30, 2004. The increase in overall net income was principally due to income generated from the assets acquired from Alon and the intermediate pipelines acquired from Holly, offset by increased interest expense principally related to the senior notes issued in connection with the Alon and intermediate pipelines transactions. Additionally impacting income for the current year’s third quarter were additional revenues from our existing pipelines and terminals, offset by a reduction in revenues from the Rio Grande Pipeline.
Revenues of $57.6 million for the nine months ended September 30, 2005 were $5.8 million greater than the $51.8 million in the comparable period of 2004, principally due to $12.2 million of revenues from the pipeline and terminal assets acquired from Alon following the February 28, 2005 acquisition and $2.2 million of revenues from the intermediate pipeline assets acquired from Holly on July 8, 2005, partially offset by revenues of $7.9 million in the nine months ended September 30, 2004 from assets not originally contributed to the Partnership. Also, we had additional revenues from our existing pipelines and terminals of $1.7 million and a reduction in revenues from the Rio Grande Pipeline of $2.4 million. Shipments on the Partnership’s refined product pipelines averaged 126.5 mbpd for the nine months ended September 30, 2005 as compared to 93.3 mbpd for the nine months ended September 30, 2004, principally due to the incremental March to September 2005 volumes from the pipelines acquired from Alon, combined with increased volumes shipped by Holly and its affiliates, partially offset by a reduction in volumes shipped on the Rio Grande Pipeline. As stated above, BP is no longer required to pay the border crossing fee pursuant to its contract. For the nine months ended September 30, 2005 and 2004, the border crossing fee was $0.8 million and $3.2 million, respectively. Refined products terminalled in our facilities for the comparable periods rose to 163.4 mbpd in the first nine months of 2005 from 141.0 mbpd in the 2004 first nine months, due to the incremental March to September 2005 volumes from the terminals acquired from Alon and volume gains at our existing terminals. Net income was $19.7 million for the nine months ended September 30, 2005, a decrease of $6.3 million from $26.0 million for the nine months ended September 30, 2004. The decrease in income was principally due to the inclusion in earnings in the prior year period of the crude oil and intermediate product pipelines that were not contributed to the Partnership at inception, a reduction in revenues from the Rio Grande Pipeline, general and administrative charges currently being incurred by the Partnership that were not allocated prior to the initial public offering, and interest expense principally related to the senior notes issued in connection with the Alon and intermediate pipelines transactions, partially offset by the additional income generated from the assets acquired from Alon and the intermediate pipelines acquired from Holly, and additional revenues from our existing pipelines and terminals.
“We are very pleased with our operations and the results for the third quarter of 2005,” said Matt Clifton, Chairman of the Board and Chief Executive Officer. “During the quarter we successfully took over the operations of the intermediate pipelines serving Holly’s Navajo Refinery after our July purchase of those assets. That follows our successful integration earlier in the year of the pipeline and terminal assets acquired from Alon. With the combination of those acquisitions, along with increased volumes from most of our existing assets, our EBITDA for the third quarter was at a record level of $14.1 million, an increase of 75% from the amount reported in the 2004 third quarter. We continue to be satisfied with the excellent operation of our assets and the number of organic and third-party growth opportunities that are being explored by our operating and corporate development staff.”
“On October 28, 2005, we announced our cash distribution for the third quarter of 2005 of $0.60 per unit, an increase of 4.3% over the amount of $0.575 distributed per unit for the second quarter of 2005. Our EBITDA for the third quarter was $14.1 million, and after subtracting net interest expense of $2.6 million and maintenance capital expenditures of $27,000, distributable cash flow for the quarter was $11.4 million. The distribution declared for the quarter amounts to $10.0 million.”
The Partnership has scheduled a conference call today at 10:00 AM EST to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is #1346971. Additionally, listeners may access the call via the internet at: http://audioevent.mshow.com/256723.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties.

Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The future performance of the assets acquired from Alon USA, Inc. and the intermediate pipelines recently acquired from Holly Corporation;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of inefficiencies or shutdowns of refineries utilizing our pipeline and terminal facilities;

•	The effects of current or future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our SEC filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and nine months ended September 30, 2005 and 2004.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$7,659	$6,947	$21,848	$21,046
Affiliates — intermediate pipelines	2,224	—	2,224	—
Third parties	7,873	4,030	22,371	13,552

	17,756	10,977	46,443	34,598

Terminals & truck loading racks:
Affiliates	2,624	2,310	7,806	6,769
Third parties	1,137	780	3,302	2,499

	3,761	3,090	11,108	9,268
Other	—	1	—	15

Total for pipelines and terminal assets	21,517	14,068	57,551	43,881

Crude system and intermediate pipelines not contributed to HEP at inception (1):
Lovington crude oil pipelines	—	167	—	3,325
Intermediate pipelines	—	247	—	4,568

Total for crude system and intermediate pipeline assets not contributed to HEP at inception	—	414	—	7,893

Total revenues	21,517	14,482	57,551	51,774

Operating costs and expenses
Costs related to refined product pipeline and terminal assets:
Operations	6,333	5,156	18,169	15,625
Depreciation and amortization	3,924	1,723	10,136	5,053
General and administrative	1,075	888	3,042	888

	11,332	7,767	31,347	21,566

Crude system and intermediate pipelines not contributed to HEP at inception (1):
Operations	—	89	—	2,280
Depreciation and amortization	—	26	—	433

	—	115	—	2,713

Total operating costs and expenses	11,332	7,882	31,347	24,279

Operating income	10,185	6,600	26,204	27,495

Interest income	201	16	434	88
Interest expense, including amortization	(3,038)	(301)	(6,521)	(301)
Minority interest in Rio Grande	(56)	(324)	(458)	(1,319)

Net income	7,292	5,991	19,659	25,963

Less:
Net income applicable to predecessor	—	1,132	—	21,104
General partner interest in net income, including incentive distributions (2)	208	97	455	97

Limited partners’ interest in net income	$7,084	$4,762	$19,204	$4,762

Net income per unit applicable to limited partners (2)	$0.44	$0.34	$1.27	$0.34

Weighted average limited partners’ units outstanding	16,018	14,000	15,103	14,000

EBITDA (3)	$14,053	$8,025	$35,882	$31,662

Distributable cash flow (4)	$11,424	$6,274	$30,114	$6,274

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Volumes (bpd) (5)

Pipelines:
Affiliates — refined product pipelines	66,541	62,186	66,504	64,186
Affiliates — intermediate pipelines	53,725	—	18,105	—
Third parties	66,584	25,135	60,007	29,076

	186,850	87,321	144,616	93,262

Terminals & truck loading racks:
Affiliates	121,835	113,303	122,460	114,662
Third parties	44,369	25,925	40,911	26,333

	166,204	139,228	163,371	140,995

Total for petroleum pipelines and terminal assets (bpd)	353,054	226,549	307,987	234,257

(1)	Revenue and expense items generated by the crude system and intermediate pipeline assets that were not contributed to HEP at inception in July 2004. Historically, these items were included in the income of Navajo Pipeline Co. as predecessor, but are not included in the income of HEP beginning July 13, 2004. The intermediate pipelines were later purchased by HEP on July 8, 2005.

(2)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes any incentive distributions declared in the period. As of September 30, 2005, $62,844 of incentive distributions had been declared. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(3)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(In thousands)
Net income	$7,292	$5,991	$19,659	$25,963

Add interest expense	2,803	237	5,978	237
Add amortization of discount and deferred debt issuance costs	235	64	543	64
Subtract interest income	(201)	(16)	(434)	(88)
Add depreciation and amortization	3,924	1,749	10,136	5,486

EBITDA	$14,053	$8,025	$35,882	$31,662

(4)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow attributable to partners subsequent to the formation on July 13, 2004.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(In thousands)
Net income	$7,292	$5,991	$19,659	$25,963

Subtract income attributable to predecessor	—	(1,132)	—	(21,104)
Add depreciation and amortization subsequent to formation	3,924	1,503	10,136	1,503
Add amortization of discount and deferred debt issuance costs subsequent to formation	235	64	543	64
Subtract maintenance capital expenditures subsequent to formation*	(27)	(152)	(224)	(152)

Distributable cash flow of partnership subsequent to formation on July 13, 2004	$11,424	$6,274	$30,114	$6,274

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(5)	The amounts reported represent volumes from the initial assets contributed to HEP at inception in July 2004 and additional volumes from the assets acquired from Alon starting in March 2005 and the intermediate pipelines acquired from Holly starting in July 2005. The amounts reported in the 2005 periods include volumes on the acquired assets from their respective acquisition dates averaged over the full reported periods.
Balance Sheet Data

	September 30,	December 31,
	2005	2004
	(Dollars in thousands)
Cash and cash equivalents	$20,524	$19,104
Working capital	$19,888	$19,120
Total assets	$254,262	$103,758
Long-term debt	$181,349	$25,000
Partners’ equity	$54,831	$61,528
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555